Exhibit 10.24

December 3, 2007

Mr. Steven J. Goldman

Dear Steve:

This letter confirms your promotion to the position of Senior Vice President of Operations of Star Gas Partners, L.P. and its subsidiaries (the “Partnership”), effective as of May 31, 2007. We are pleased to offer you the following compensation package and other terms, the levels and conditions of which will be in effect during your employment, unless otherwise modified by agreement between you and the Partnership.

Base Salary: Your base annual salary will be $275,000 per year. You will be paid $11,458.33 semi-monthly subject to withholding of all applicable taxes and benefit deductions.

Benefit Coverage: You will be eligible to participate in the Partnership’s benefits plans in accordance with their terms and conditions.

Terms: It is understood that your employment is at will and that either party can terminate the relationship at any time. If the Partnership terminates your employment for reasons other than for cause, or you terminate your employment for good reason, you will be entitled to one year’s salary as severance. In consideration of this offer you agree that while you are an employee of the Partnership and for twelve months thereafter, you will not compete with the Partnership nor become involved either as an employee, as a consultant or in any other capacity, in the sale of heating oil or propane on a retail basis. You agree that you will not reveal any confidential information concerning the Partnership and that you will not solicit, nor seek to hire, employees of the Partnership during that time.

Please indicate your acceptance of this offer by signing and dating this letter below.

Should you have any questions, please do not hesitate to call me.

Sincerely,

Daniel P. Donovan
President and Chief Executive Officer

Accepted:

Steven J. Goldman	Date